Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Second Quarter Report

Quarter ended June 30, 2011

Archibald Business Center in Ontario, California—joint venture owned (left) and Parrot’s Landing in North Lauderdale, Florida—wholly owned (right).

Second Quarter Overview

As of September 20, 2011

•                  The REIT is pursuing several asset dispositions at valuations that could generate substantial shareholder returns sooner than originally anticipated. Our Board believes it is impractical to dispose of such a number of assets—and distribute resulting proceeds—while also raising capital through the current follow-on offering. Therefore, we will halt active solicitation to new investors, effective the earlier of February 15, 2012, or within ten business days after raising $250 million in this follow-on offering.

•                  The borrower under the Privatization of Army Lodging (PAL) second-mortgage loan has prepaid the entire outstanding $25 million principal balance, plus all accrued and unpaid interest of approximately $4 million and a $1 million prepayment penalty. The REIT received approximately $30 million of gross proceeds as a result.

•                  The controlling, joint venture partner of Inland Empire Distribution Center in San Bernardino, California, has entered into an agreement to sell the property. In August 2010, the REIT acquired a net 16% joint venture interest for approximately $3.7 million, net of closing costs. This sale is expected to close in late September and would result in a substantial gain for the REIT.

•                  We are under contract to sell Archibald Business Center, an office-warehouse facility in Ontario, California, acquired in August 2010 via an 80% joint venture interest. We expect to close this transaction in Q4. The sales price is more than 50% above the cost of the asset.

•                  In Fort Myers, Florida, we have begun marketing The Palms of Monterrey for sale. The REIT acquired a 90% interest in the 408-unit multifamily property through foreclosure in May 2010. Recent sales of comparable properties suggest a unit price nearly one-third greater than our gross per-unit cost. We expect to complete the sale in Q1 of 2012.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
per share data)	Jun. 30, 2011	Jun. 30, 2010	Jun. 30, 2011	Jun. 30, 2010
FFO	$80	$4,713	$871	$5,981
FFO, per share	$0.01	$0.25	$0.04	$0.35
Distributions declared	$2,976	$2,323	$5,791	$4,290
Distributions per share	$0.125	$0.125	$0.248	$0.248

(in thousands)	As of Jun. 30, 2011	As of Dec. 31, 2010
Total assets	$404,698	$367,479
Total liabilities	$214,491	$185,268

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Reconciliation of FFO to Net Income (loss)

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands)	Jun. 30, 2011	Jun. 30 2010	Jun. 30, 2011	Jun. 30, 2010

Net income (loss)	$(3,737)	$4,189	$(7,173)	$4,948

Net income (loss) from noncontrolling interest	466	(547)	935	(619)

Real estate depreciation and amortization(1)	3,351	1,071	7,109	1,652

FFO(2)	$80	$4,713	$871	$5,981

(1)          Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partner’s share of the real estate depreciation and amortization.

(2)          Funds from operations (FFO) is defined by the National Association of Real estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO should not be considered as an alternative to net income (loss), or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

Presorted Standard U.S. Postage Paid Behringer Harvard

15601 Dallas Parkway, Suite 600

Addison, TX 75001

Date Published 09/11 • IN • 767-1

© 2011 Behringer Harvard

Second Quarter Report

Behringer Harvard Opportunity REIT II, Inc.